EXHIBIT 3.7

                             AUDIT COMMITTEE CHARTER

              Audit Committee Charter (Effective December 9, 2005)


DALECO RESOURCES CORPORATION

I.    PURPOSE

The Audit Committee will assist the Board of Directors of the Company in fulfilling its responsibilities with respect to matters involving the accounting, financial reporting and internal control functions of the Company and its subsidiaries. This will include assisting the Board in overseeing (a) the integrity of the Company's financial statements; (b) the Company's compliance with legal and regulatory requirements; (c) the independent auditor's qualifications and independence; and (d) the performance of the Company's independent auditor. The Audit Committee also will assist the Board of Directors in the preparation of any report that Securities and Exchange Commission ("SEC") rules require to be included in the Company's annual proxy statement.

The Committee's responsibilities under this Charter do not relieve the Company's management of its responsibilities for (a) preparing the Company's financial statements so that they comply with generally accepted accounting principles
("GAAP") and fairly present the Company's financial condition, results of operations and cash flows; (b) issuing financial reports that comply with the requirements of the SEC; and (c) establishing and maintaining adequate internal control structures and procedures for financial reporting.


II.   COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall meet the independence and experience requirements of applicable Nasdaq Marketplace Rules, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. Each member of the Audit Committee shall, in the judgment of the Board, be financially literate or must become financially literate within a reasonable period of time after appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise, as determined by the Board, and, unless otherwise determined by the Board of Directors, at least one member shall be "an audit committee financial expert" as defined by the SEC. Audit committee members shall not simultaneously serve on the audit committees of other public companies. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

The members of the Committee shall be appointed by the Board annually and shall serve until their successors are duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. The Board will have the power at any time to change the size and membership of the Committee, to remove Committee members and to fill vacancies on the Committee, provided that any new member satisfy the requirements of this Charter and any other applicable requirements.


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III.  MEETINGS

The Committee shall meet at least quarterly, or more frequently as circumstances dictate. The Committee will meet following the end of each fiscal quarter prior to the filing of the Company's quarterly or annual report with the SEC to review the financial results of the Company for the preceding fiscal quarter or the preceding fiscal year, as the case may be. During each quarterly meeting, or at such other times as the Committee may determine, the Committee shall meet separately with management and the independent auditor to discuss any matters that the Committee or any of these groups believe should be discussed privately and to review the Company's periodic reports consistent with Section IV below. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee with or without the presence of management or to meet with any members of, or consultants to, the Committee.

The Committee will record and maintain minutes of its meetings. The Chairman of the Committee or a Committee member designated by the Chairman will make a report to the Board of the Committee's meetings, actions taken at meetings or by consent, and recommendations made since the most recent Board meeting, unless the Committee has previously circulated an interim report addressing the matter or matters.

Committee meetings may be held in person or by telephone.


IV.   RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

A.    Documents/Reports Review

1. Review, reassess the adequacy of and update this Charter periodically, at least annually, as conditions dictate and recommend any proposed changes to the Board for approval.

2. Review and discuss with management and the independent auditor the Company's annual audited financial statements and related disclosures, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and recommend to the Board that the audited financial statements be included in the Company's annual report on Form 10-KSB.

3. Review and discuss with management and the independent auditor the Company's quarterly financial statements and related disclosures prior to the filing of its Form 10-QSB, including the results of the independent auditor's review of the quarterly financial statements.

4.    In connection with each quarterly and annual report of the Company, review
(a) management's disclosure to the Committee under Section 302 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"); and (b) the contents of the Chief Executive Officer and Chief Financial Officer certifications to be furnished or filed with the SEC under Sections 302 and 906 of Sarbanes-Oxley.

5. Review and discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. The Chair of the Committee may represent the entire Committee for purposes of this review.

6. Assist the Board in the preparation of all financial reports required to be included in the Company's annual proxy materials.

7. Review and discuss quarterly reports with the independent auditors and management on:


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      a)    All critical accounting policies and practices to be used.

      b) All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

      c)    Other  material  written   communications  between  the  independent
auditor and management, such as any management letter or schedule of unadjusted differences.

8. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

B.    INDEPENDENT AUDITOR

9. Be directly responsible for the appointment (subject to shareholder ratification, if applicable), retention, termination, compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

10. Approve all audit and permissible non-audit services to be provided by the independent auditor, establish a policy for the Committee's pre-approval of audit and non-audit services to be provided by the independent auditor and annually review and pre-approve the audit and non-audit services that are to be covered by the pre-approval policy.

11. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; (c) any steps taken to deal with any such issues; and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, taking into account the opinions of management. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12. Discuss, as needed, with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

13. Review and reassess, at least annually, the qualifications, performance and independence of the independent auditor, including a review and evaluation of the lead partner of the independent auditor team.

14. Prior to engaging the independent auditor to perform an audit of the Company's financial statements, (a) obtain from the independent auditor a formal written statement delineating all relationships between the accountants and the Company, consistent with Independence Standards Board Standard No. 1 or such other standard as may be promulgated by the Public Company Accounting Oversight Board; (b) actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the auditor's objectivity and independence; and (c) recommend that the Board take appropriate action in response to the independent auditor's report to satisfy the Board of independence.


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15.   Oversee the  rotation of the audit  partners as required by law.  Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

16. Establish hiring policies for employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

17. Discuss with the national office of the independent auditor issues on which they were consulted by the Company's audit team and matters of audit quality and consistency.

18. Confirm with the independent auditor that it is aware of no violations of Rule 13b2-2 under the Exchange Act relating to improper influence on the conduct of audits, or any illegal act that would require the independent auditor to inform management of the Company and the Audit Committee as required by Section 10A(b) of unusual transactions.

19. Meet with the independent auditor prior to the audit to discuss the proposed scope, planning and staffing of the audit. Review the fees and other significant compensation to be paid to the independent auditor.

C.    Financial Reporting Process and Disclosure Matters

20. In consultation with management and the independent auditor, review the integrity of the Company's financial reporting processes, both internal and external.

21. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

22. Review, on a quarterly basis, the significant accounting principles, policies and practices followed by the Company in accounting for and reporting its financial results of operations in accordance with GAAP.

D.    Process Improvement

23. Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent auditor regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

24. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

E.    OTHER

25. Review and advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations relevant to the scope of the Audit Committee's responsibilities.

26. Review with the Company's internal and outside counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.


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27.   Discuss with  management and the  independent  auditor the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

28. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

29. Respond as it determines to be appropriate (after consulting with legal counsel selected by the Committee) to any report of evidence of a material violation of the securities laws that the Committee receives from the Company's chief legal officer, if any, or from any attorney appearing and practicing before the SEC in the representation of the Company.

30. Conduct a review and evaluation, at least annually, of the performance of the Audit Committee and its members, including a review of the compliance of the Committee with this Charter.

31. Undertake such additional actions within the scope of its primary functions as the Board or Audit Committee shall determine.


V.    ADDITIONAL RESOURCES

The Committee will have the right to use reasonable amounts of time of the Company's accounting personnel and the independent auditor, other internal staff and legal counsel and also will have the right to hire independent accounting experts, lawyers and other consultants and advisors to assist and advise the Committee in connection with its responsibilities. The Company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor and any experts, lawyers, consultants or advisors employed by the Audit Committee.


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